Exhibit 99.1

FOR IMMEDIATE RELEASE

Synchronoss Technologies Receives Nasdaq Letter

Nasdaq Extends Stay of Delisting Pending Hearing Scheduled in Late January 2018

BRIDGEWATER, N.J.—December 6, 2017— Synchronoss Technologies, Inc. (“Synchronoss” or the “Company”) (NASDAQ: SNCR), a global leader and innovator of cloud, messaging and digital transformation products, today announced that it has received a letter from the Hearings Department of The Nasdaq Stock Market (“Nasdaq”) granting the Company’s request to extend the stay of suspension pending a hearing before the Nasdaq Hearings Panel (the “Panel”), in late January 2018, and issuance of a final Panel decision.

As previously disclosed, at the hearing in late January 2018, the Company will present its plan to regain compliance with the Nasdaq Listing Rules and will request the continued listing of its common stock on Nasdaq while it works to become current in its periodic public filings with the Securities and Exchange Commission. Under the Nasdaq Listing Rules, the Panel may, in its discretion, determine to continue the Company’s listing for a maximum of 180 days from the date of the Nasdaq delisting notice, which was issued on November 15, 2017. There can be no assurance that the Panel will grant the Company’s request.

About Synchronoss Technologies, Inc.

Synchronoss (NASDAQ: SNCR) is an innovative software company that helps both service providers and enterprises realize and execute their goals for mobile transformation now. Our simple, powerful and flexible solutions serve millions of mobile subscribers and a large portion of the Fortune 500 worldwide today. For more information, visit us at www.synchronoss.com.

Forward-looking Statements

This press release contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, plans, objectives, expectations and intentions and other statements contained in this press release that are not historical facts and statements identified by words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “outlook” or words of similar meanings.  These statements are based on our current expectations and beliefs and various assumptions.  There can be no assurance that we will realize these expectations or that these beliefs will prove correct. Examples of forward-looking statements include, but are not limited to, statements we make regarding the Company’s plan to regain compliance with Nasdaq’s Listing Rules. Numerous factors, many of which are beyond our control, could cause actual results to differ materially from those expressed as forward-looking statements.  These factors include, but are not limited to, risks associated with fluctuations in our financial and operating results; our debt and related obligations, including interest payments, covenants and restrictions; disruptions to the implementation of our strategic priorities and business plan caused by changes in our senior management team; litigation and disputes and the costs related thereto; and other factors that are described in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of the Company’s Annual Report on Form 10-K for the year ended December 31, 2016, which is on file with the Securities and Exchange Commission (the “SEC”) and available on the SEC’s website at www.sec.gov. The Company does not undertake any obligation to update any forward-looking statements contained in this press release as a result of new information, future events or otherwise.

Investor and Media:

Synchronoss Technologies, Inc.

Investor Relations

+1 800-575-7606

investor@synchronoss.com

or

Joele Frank, Wilkinson Brimmer Katcher

Amy Feng / Scott Bisang / Greg Klassen

+1 212-355-4449